Exhibit 99.1

News from Xerox
For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox Reports Second-Quarter 2012 Earnings

•	GAAP earnings per share of 22 cents

•	Adjusted EPS of 26 cents

•	Revenue of $5.5 billion down 1 percent, up 1 percent constant currency

•	Services revenue up 5 percent, up 7 percent constant currency

NORWALK, Conn., July 20, 2012 – Xerox (NYSE: XRX) announced today second-quarter 2012 adjusted earnings per share of 26 cents, which excludes 4 cents related to the amortization of intangibles, resulting in flat year-over-year GAAP earnings of 22 cents per share.

In the second quarter, total revenue of $5.5 billion was down 1 percent or up 1 percent in constant currency.

Revenue from the company’s services business was up 7 percent in constant currency. “With more than half our total revenue coming from services, accelerating growth in this segment of our business is a priority,” said Ursula Burns, Xerox chairman and chief executive officer. “Our second-quarter results reflect solid progress, with 8 percent growth from business process outsourcing, 9 percent growth from IT outsourcing and 6 percent growth in document outsourcing, all at constant currency.”

The continued weak macro environment, especially in Europe, resulted in a 4 percent constant currency decline in the company’s technology revenue, which represents the sale of document systems, supplies, technical service and financing of products.

“Strong revenue from services—our growth driver today and in the future—gives us financial flexibility that helps minimize the impact from our slowing technology business,” added Burns. “While ramping services for long-term growth, we’re focused on maintaining market leadership in our technology segment and benefitting from its cash-generating business model.”

Operating margin of 9.7 percent was down 0.7 points from second-quarter 2011, and up 1.2 points from first quarter of this year, driven by a 1.3 point sequential improvement from the company’s services business. Second-quarter gross margin was 32 percent, and selling, administrative and general expenses were 19.4 percent of revenue.

The company generated $228 million in cash from operations, a year-over-year decline primarily due to the change in the quarterly timing of cash pension contributions. Xerox continues to expect full-year operating cash flow of $2 billion to $2.3 billion, and plans to repurchase $900 million to $1.1 billion in Xerox stock during the year.

Considering the economic uncertainty, Xerox now expects that revenue from its technology business will continue to be weak, and, as a result, revised its full-year earnings expectations, which are based on continued strong year-over-year revenue growth from services, lower revenue from technology, and the ongoing benefit from operational efficiencies.

Xerox expects third-quarter 2012 GAAP earnings of 20 cents to 22 cents per share. Third-quarter adjusted EPS is expected to be 24 cents to 26 cents per share.

The company expects full-year 2012 GAAP earnings per share of 92 cents to 97 cents and full-year adjusted earnings per share of $1.07 to $1.12.

About Xerox

With sales approaching $23 billion, Xerox (NYSE: XRX) is the world’s leading enterprise for business process and document management. Its technology, expertise and services enable workplaces – from small businesses to large global enterprises – to simplify the way work gets done so they operate more effectively and focus more on what matters most: their real business. Headquartered in Norwalk, Conn., Xerox offers business process outsourcing and IT outsourcing services, including data processing, healthcare solutions, HR benefits management, finance support, transportation solutions, and customer relationship management services for commercial and government organizations worldwide. The company also provides extensive leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. The 140,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.realbusiness.com. For investor information, visit http://www.xerox.com/investor.

Notes

ITO Revenue Growth: ITO revenue growth includes 3-percentage points of growth related to intercompany services, which are eliminated from total services revenue growth.

Non- GAAP Measures: This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the second quarter 2012 as well as for the third quarter and full year 2012 guidance that excludes certain items.

•	Operating margin for the second quarter 2012 that excludes certain expenses.

•	Constant Currency revenue growth for the second quarter 2012 that excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:

Karen Arena, Xerox, +1-203-849-5521, karen.arena@xerox.com

Ken Ericson, Xerox, +1-410-571-0161, kenneth.ericson@xerox.com

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XEROX®, XEROX and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per-share data)	2012	2011	% Change	2012	2011	% Change

Revenues
Sales	$1,635	$1,720	(5%)	$3,223	$3,391	(5%)
Outsourcing, service and rentals	3,763	3,731	1%	7,530	7,363	2%
Finance income	143	163	(12%)	291	325	(10%)

Total Revenues	5,541	5,614	(1%)	11,044	11,079	—

Costs and Expenses
Cost of sales	1,092	1,139	(4%)	2,144	2,229	(4%)
Cost of outsourcing, service and rentals	2,625	2,538	3%	5,315	5,052	5%
Equipment financing interest	51	60	(15%)	104	120	(13%)
Research, development and engineering expenses	161	175	(8%)	334	359	(7%)
Selling, administrative and general expenses	1,076	1,119	(4%)	2,144	2,238	(4%)
Restructuring and asset impairment charges	29	(9)	*	46	(24)	*
Amortization of intangible assets	82	87	(6%)	164	172	(5%)
Other expenses, net	74	104	(29%)	129	182	(29%)

Total Costs and Expenses	5,190	5,213	—	10,380	10,328	1%

Income before Income Taxes & Equity Income(1)	351	401	(12%)	664	751	(12%)
Income tax expense	66	108	(39%)	143	203	(30%)
Equity in net income of unconsolidated affiliates	31	34	(9%)	71	68	4%

Net Income	316	327	(3%)	592	616	(4%)

Less: Net income attributable to noncontrolling interests	7	8	(13%)	14	16	(13%)

Net Income Attributable to Xerox	$309	$319	(3%)	$578	$600	(4%)

Basic Earnings per Share	$0.23	$0.22	5%	$0.42	$0.42	—
Diluted Earnings per Share	$0.22	$0.22	—	$0.41	$0.41	—

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2012	2011	2012	2011

Net Income	$316	$327	$592	$616
Less: Net income attributable to noncontrolling interests	7	8	14	16

Net Income Attributable to Xerox	$309	$319	$578	$600

Other Comprehensive (Loss) Income:
Translation adjustments, net	$(323)	$153	$(163)	$450
Unrealized gains (losses), net	34	6	(9)	(15)
Changes in defined benefit plans, net	64	14	10	(22)

Other Comprehensive (Loss) Income, net	(225)	173	(162)	413
Less: Other comprehensive loss attributable to noncontrolling interests	(1)	—	—	—

Other Comprehensive (Loss) Income Attributable to Xerox	$(224)	$173	$(162)	$413

Comprehensive Income, net	$91	$500	$430	$1,029
Less: Comprehensive income attributable to noncontrolling interests	6	8	14	16

Comprehensive Income Attributable to Xerox	$85	$492	$416	$1,013

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$814	$902
Accounts receivable, net	2,776	2,600
Billed portion of finance receivables, net	100	166
Finance receivables, net	2,036	2,165
Inventories	1,073	1,021
Other current assets	1,213	1,058

Total current assets	8,012	7,912
Finance receivables due after one year, net	3,780	4,031
Equipment on operating leases, net	519	533
Land, buildings and equipment, net	1,553	1,612
Investments in affiliates, at equity	1,367	1,395
Intangible assets, net	2,904	3,042
Goodwill	8,848	8,803
Deferred tax assets, long-term	598	672
Other long-term assets	2,260	2,116

Total Assets	$29,841	$30,116

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,099	$1,545
Accounts payable	1,712	2,016
Accrued compensation and benefits costs	675	757
Unearned income	404	432
Other current liabilities	1,492	1,631

Total current liabilities	5,382	6,381
Long-term debt	8,061	7,088
Pension and other benefit liabilities	2,194	2,487
Post-retirement medical benefits	916	925
Other long-term liabilities	793	861

Total Liabilities	17,346	17,742

Series A Convertible Preferred Stock	349	349

Common stock	1,348	1,353
Additional paid-in capital	6,347	6,317
Treasury stock, at cost	(303)	(124)
Retained earnings	7,496	7,046
Accumulated other comprehensive loss	(2,878)	(2,716)

Xerox shareholders’ equity	12,010	11,876
Noncontrolling interests	136	149

Total Equity	12,146	12,025

Total Liabilities and Equity	$29,841	$30,116

Shares of common stock issued	1,348,042	1,352,849
Treasury stock	(40,839)	(15,508)

Shares of common stock outstanding	1,307,203	1,337,341

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net income	$316	$327	$592	$616
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	313	298	626	589
Provision for receivables	33	29	60	54
Provision for inventory	7	6	17	19
Net gain on sales of businesses and assets	(2)	(7)	(3)	(8)
Undistributed equity in net income of unconsolidated affiliates	(4)	(7)	(35)	(40)
Stock-based compensation	31	31	62	63
Restructuring and asset impairment charges	29	(9)	46	(24)
Payments for restructurings	(44)	(63)	(83)	(120)
Contributions to defined benefit pension plans	(158)	(79)	(237)	(123)
Increase in accounts receivable and billed portion of finance receivables	(156)	(15)	(608)	(286)
Collections of deferred proceeds from sales of receivables	160	95	256	182
Increase in inventories	(50)	(37)	(84)	(137)
Increase in equipment on operating leases	(68)	(68)	(135)	(129)
Decrease in finance receivables	111	65	275	160
Increase in other current and long-term assets	(61)	(44)	(162)	(123)
Decrease in accounts payable and accrued compensation	(93)	(145)	(237)	(378)
Decrease in other current and long-term liabilities	(127)	(89)	(162)	(175)
Net change in income tax assets and liabilities	18	47	61	168
Net change in derivative assets and liabilities	(30)	1	(9)	24
Other operating, net	3	11	(27)	(15)

Net cash provided by operating activities	228	347	213	317

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(82)	(94)	(173)	(165)
Proceeds from sales of land, buildings and equipment	3	2	7	4
Cost of additions to internal use software	(33)	(41)	(70)	(81)
Acquisitions, net of cash acquired	—	(94)	(87)	(137)
Net change in escrow and other restricted investments	11	(7)	8	(8)
Other investing, net	3	19	3	19

Net cash used in investing activities	(98)	(215)	(312)	(368)

Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(455)	690	543	703
Payment of liability to subsidiary trust issuing preferred securities	—	(670)	—	(670)
Common stock dividends	(57)	(59)	(114)	(119)
Preferred stock dividends	(6)	(6)	(12)	(12)
Proceeds from issuances of common stock	3	12	10	31
Excess tax benefits from stock-based compensation	—	2	—	4
Payments to acquire treasury stock, including fees	(307)	—	(357)	—
Repurchases related to stock-based compensation	(1)	(3)	(1)	(6)
Distributions to noncontrolling interests	(4)	(5)	(61)	(12)

Net cash (used in) provided by financing activities	(827)	(39)	8	(81)

Effect of exchange rate changes on cash and cash equivalents	(3)	5	3	19

(Decrease) increase in cash and cash equivalents	(700)	98	(88)	(113)
Cash and cash equivalents at beginning of period	1,514	1,000	902	1,211

Cash and Cash Equivalents at End of Period	$814	$1,098	$814	$1,098

Financial Review

Revenues

	Three Months Ended June 30,		% Change	% of Total Revenue
(in millions)	2012	2011		2012	2011

Equipment sales	$846	$925	(9%)	15%	16%
Annuity revenue	4,695	4,689	—	85%	84%

Total Revenue	$5,541	$5,614	(1%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,635	$1,720
Less: Supplies and other sales	(571)	(558)
Less: Paper sales	(218)	(237)

Equipment Sales	$846	$925

Outsourcing, service and rentals	$3,763	$3,731
Add: Finance income	143	163
Add: Supplies and other sales	571	558
Add: Paper sales	218	237

Annuity Revenue	$4,695	$4,689

Second quarter 2012 total revenues decreased by 1% compared to the second quarter 2011, including a 2-percentage point negative impact from currency and reflected the following:

•	Annuity revenue, which was flat as compared to the second quarter 2011, including a 2-percentage point negative impact from currency. Annuity revenue is comprised of the following:

•

Outsourcing, service and rentals revenue, which includes outsourcing revenue within our Services segment and technical service revenue (including bundled supplies) and rental revenue, both primarily within our Technology segment. An increase of 1%, including a 2-percentage point negative impact from currency, was driven by an increase in outsourcing revenue in our business process outsourcing, document outsourcing and IT outsourcing offerings.

•

Supplies and other sales, which includes unbundled supplies and other sales, primarily within our Technology segment. An increase of 2%, including a 2-percentage point negative impact from currency, was driven primarily by a 4% increase (including a 1-percentage point negative impact from currency) in supplies sales driven by the timing of supplies purchases by our channel partners.

•	Paper sales, primarily within our Other segment. A decline of 8%, including a 4-percentage point negative impact from currency, was driven by market pricing and lower activity.

•

Equipment sales revenue is reported primarily within our Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue declined 9% as compared to the second quarter 2011, including a 3-percentage point negative impact from currency, driven by weakness in Europe and the impact of lower product mix. Product installs increased from the second quarter 2011 in all three of our product groups. Consistent with prior quarters, price declines were in the range of 5% to 10%.

Consistent with prior quarters, equipment sales within our Services segment continued to grow, driven by migration of customers looking to reduce printing costs by moving to our market leading document outsourcing offering.

•

Color Revenue[3] declined 4% as compared to second quarter 2011, including a 4-percentage point negative impact from currency. An increase in color pages of 10% was offset by a decline in color equipment sale revenue driven primarily by weakness in Europe and the impact of lower product mix.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,		B/(W)
	2012	2011
Total Gross Margin	32.0%	33.4%	(1.4) pts.
RD&E as a % of Revenue	2.9%	3.1%	0.2 pts.
SAG as a % of Revenue	19.4%	19.9%	0.5 pts.
Operating Margin (1)	9.7%	10.4%	(0.7) pts.

Pre-Tax income margin	6.3%	7.1%	(0.8) pts.

Operating Margin

Second quarter 2012 operating margin1 of 9.7% decreased 0.7-percentage points as compared to the second quarter 2011. The decrease was primarily due to a decrease in gross margin, which was partially offset by expense reductions. Operating margin improved sequentially from the first quarter 2012 by 1.2 - percentage points.

Gross Margin

Gross margin of 32.0% decreased 1.4-percentage points as compared to the second quarter 2011. The decrease was driven primarily by the ramping of new services contracts and the higher mix of Services revenue.

Services segment gross margin decreased by 2.3-percentage points as compared to the second quarter 2011, driven primarily by the ramping of new services contracts. However, the Services segment gross margin improved sequentially from first quarter 2012 by 0.9 points.

Technology segment gross margin increased by 0.2-percentage points as compared to the second quarter 2011 as productivity improvements and restructuring savings more than offset the impact of price declines and unfavorable year-over-year transaction currency, reflecting continued focus on cost management.

Research, Development and Engineering Expenses (“RD&E”)

Second quarter 2012 RD&E as a percent of revenue of 2.9% decreased 0.2-percentage points from the second quarter 2011. In addition to lower spending, the decrease was driven by the positive mix impact of the continued growth in Services revenue, which historically has a lower RD&E percent of revenue.

RD&E of $161 million was $14 million lower than the second quarter 2011, reflecting the impact of restructuring and productivity improvements. Innovation continues to be one of our core strengths and we continue to invest at levels that enhance this core strength, particularly in color, software and services. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percent of revenue of 19.4% decreased 0.5-percentage points from the second quarter 2011. The decrease was driven by spending reductions reflecting benefits from restructuring and productivity improvements in addition to the positive mix impact from the continued growth in Services revenue, which historically has a lower SAG percent of revenue.

SAG of $1,076 million was $43 million lower than the second quarter 2011. This included a $24 million favorable impact from currency for the quarter. SAG expenses reflect the following:

•

$56 million decrease in selling expenses, driven primarily by benefits from restructuring and productivity improvements, partially offset by the impact of acquisitions and spending associated with the drupa print trade show in Dusseldorf, Germany.

•

$11 million increase in general and administrative expenses as restructuring savings and productivity improvements were more than offset by the impact of acquisitions and compensation-related expenses.

•	$2 million increase in bad debt expenses to $31 million. Second quarter 2012 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the second quarter 2012, we recorded net restructuring and asset impairment charges of $29 million, which included approximately $25 million of severance costs related to headcount reductions of approximately 700 employees primarily in North America, and $5 million of lease cancellation charges. These costs were partially offset by $1 million of net reversals for changes in estimated reserves from prior period initiatives.

During the second quarter 2011, we recorded net restructuring and asset impairment credits of $9 million, primarily resulting from net reversals and changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of June 30, 2012 for all programs was $84 million, of which approximately $76 million is expected to be spent over the next twelve months.

Amortization of Intangible Assets

During the second quarter 2012, we recorded $82 million of expense related to the amortization of intangible assets. This was $5 million lower than second quarter 2011 primarily as a result of the accelerated write-off of the ACS brand name in the fourth quarter 2011.

Worldwide Employment

Worldwide employment of 139,077 at June 30, 2012 decreased approximately 570 from year-end 2011, primarily due to restructuring related actions partially offset by the impact of acquisitions.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2012	2011
Non-financing interest expense	$58	$64
Interest income	(4)	(5)
Gains on sales of businesses and assets	(2)	(7)
Litigation matters	—	6
Fees—Sales of receivables	6	5
Loss on early extinguishment of liability	—	33
All other expenses, net	16	8

Total Other Expenses, Net	$74	$104

Non-financing interest expense

Second quarter 2012 non-financing interest expense of $58 million was $6 million lower than second quarter 2011 primarily due to the benefit of lower borrowing costs achieved as a result of refinancing existing debt.

Loss on early extinguishment of liability

In second quarter 2011, Xerox Capital Trust I (“Trust I”), our wholly owned subsidiary trust, redeemed the $650 million 8.0% preferred securities due in 2027. We incurred a pre-tax loss on the early extinguishment of this liability of $33 million ($20 million after-tax), representing the call premium of approximately $10 million as well as the write-off of unamortized debt costs and other liability carrying value adjustments of $23 million.

All other expenses, net

Second quarter 2012 all other expenses, net of $16 million was $8 million higher than second quarter 2011 primarily due to the write-off of an investment.

Income Taxes

Second quarter 2012 effective tax rate was 18.8% . On an adjusted basis1, second quarter 2012 tax rate was 22.4%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions. In addition, the resolution of a number of tax audit positions and an increase in our anticipated future utilization of tax credits provided a 5-percentage point reduction in our second quarter adjusted tax rate.

Second quarter 2011 effective tax rate was 26.9%. On an adjusted basis1, second quarter 2011 tax rate was 29.6%, which was lower than the U.S. statutory tax rate primarily due to our foreign income being taxed at lower rates or offset by available foreign tax credits.

Xerox operations are widely dispersed. The statutory tax rate in most non U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full-year effective tax rate includes a benefit of approximately 12 percentage points from these non-U.S. operations, which is comparable to 2011.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2012 will be approximately 29%, excluding the effects of intangibles amortization and discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $31 million, a decrease of $3 million compared to second quarter 2011.

Second quarter 2012 equity income includes charges of $6 million related to our share of Fuji Xerox after-tax restructuring compared to $4 million of charges for the second quarter 2011.

Net Income

Second quarter 2012 net income attributable to Xerox was $309 million, or $0.22 per diluted share. On an adjusted basis1, net income attributable to Xerox was $360 million, or $0.26 per diluted share. Second quarter 2012 adjustments to net income reflect the amortization of intangible assets.

Second quarter 2011 net income attributable to Xerox was $319 million, or $0.22 per diluted share. On an adjusted basis1, net income attributable to Xerox was $393 million, or $0.27 per diluted share. Second quarter 2011 adjustments to net income include amortization of intangible assets and the loss on the early extinguishment of liability.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the second quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Segment Review

	Three Months Ended June 30,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2012
Services	$2,806	51%	$298	10.6%
Technology	2,370	43%	268	11.3%
Other	365	6%	(68)	(18.6%)

Total	$5,541	100%	$498	9.0%

2011
Services	$2,672	48%	$322	12.1%
Technology	2,552	45%	300	11.8%
Other	390	7%	(73)	(18.7%)

Total	$5,614	100%	$549	9.8%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Document Outsourcing (“DO”) and Information Technology Outsourcing (“ITO”).

Revenue

Second quarter 2012 Services total revenue of $2,806 million increased 5% from the second quarter 2011, including a 2-percentage point negative impact from currency.

•

BPO revenue increased 7%, including a 1-percentage point negative impact from currency, and represented 56% of total Services revenue. BPO growth was driven by the government healthcare, financial services and retail, travel and insurance businesses and was partially offset by lower transaction volumes from existing contracts.

•

DO revenue increased 3%, including a 3-percentage point negative impact from currency, and represented 32% of total Services revenue. Growth was driven primarily by our new partner print services offerings as well as new signings. Xerox is the market leader in this growing segment of the Document Technology market.

•

ITO revenue increased 9% and represented 12% of total Services revenue. ITO growth was driven by strong signings growth in recent quarters and also includes 3-percentage points of growth related to intercompany services which is eliminated in total Services segment revenue.

Segment Margin

Second quarter 2012 Services segment margin of 10. 6% decreased 1.5-percentage points from second quarter 2011, due primarily to a decline in gross margin, which was driven by the ramping of new services contracts. However, segment margin improved sequentially from first quarter 2012 by 1.3-percentage points.

Metrics

Pipeline

Our total Services sales pipeline, including synergy opportunities, grew 10% over the second quarter 2011. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $2.6 billion in TCV for the quarter.

•	BPO signings of $1.4 billion TCV.

•	DO signings of $950 million TCV.

•	ITO signings of $250 million TCV.

Signings on a trailing twelve month basis declined 1% in relation to the comparable prior year period. Although the eligible renewal population was smaller in second quarter 2012 than in prior quarters, new business signings increased by 13% on a trailing twelve month basis.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The second quarter 2012 contract renewal rate for BPO and ITO contracts was 89%, which is within our target range of 85%-90%.

Technology

Our Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended
	June 30,
(in millions)	2012	2011	Change

Equipment sales	$709	$790	(10%)
Annuity revenue	1,661	1,762	(6%)

Total Revenue	$2,370	$2,552	(7%)

Second quarter 2012 Technology revenue of $2,370 million decreased 7% from the second quarter 2011, including a 3-percentage point negative impact from currency. Technology revenues exclude the impact of growth in the Xerox document outsourcing business. Revenue results included the following:

•

Equipment sales revenue decreased by 10%, including a 3-percentage point negative impact from currency. A weak macro-environment combined with a lower product mix and price declines in the 5% to 10% range more than offset install growth in all three product groups. In addition, growth was negatively impacted by the continued migration of customers to our rapidly growing partner print services offering within document outsourcing.

•

Annuity revenue decreased by 6%, including a 3-percentage point negative impact from currency. An increase in supplies revenue was more than offset by a moderating decline in total pages and the continued migration of customers to our partner print services offering.

•	Technology revenue mix was 22% entry, 58% mid-range and 20% high-end.

Segment Margin

Second quarter 2012 Technology segment margin of 11. 3% declined by 0.5-percentage points from the second quarter 2011, as an improvement in gross margin was more than offset by expenses related to the drupa print trade show and an increase in general and administrative expenses as a percentage of revenue.

Total Installs (Technology and Document Outsourcing2)

Second quarter 2012 installs increased from the second quarter 2011 in all three strategic product groups (Entry, Mid-Range and High-End). Install activity includes installations for document outsourcing and Xerox-branded products shipped to GIS. Detail by product group is shown below:

Entry

•	9% increase in black-and-white multifunction devices driven by demand for the recently launched WorkCentre® 3045.

•	34% increase in color multifunction devices driven by demand for the recently introduced WorkCentre® 6015 and the ColorQube 8900.

•	4% increase in color printers driven by an increase in sales to OEM partners.

Mid-Range

•	15% increase in installs of mid-range color devices across all geographies driven by strong demand for products such as the WorkCentre® 7530/7535.

•	2% decrease in installs of mid-range black-and-white devices.

High-End

•

80% increase in installs of high-end color systems driven by strong demand for the recently launched Xerox Color 770, which has enabled large market share gains in the Entry Production Color market segment.

•	24% decrease in installs of high-end black-and-white systems, reflecting continued declines in the overall market.

Note:    “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Other

Revenue

Second quarter 2012 Other revenue of $365 million decreased 6% from the second quarter 2011, including a 2-percentage point negative impact from currency. The decline is due primarily to a decline in paper sales, which was driven by market pricing and lower activity. Paper comprised approximately 60% of the second quarter 2012 Other segment revenue.

Segment Margin

Second quarter 2012 Other segment loss of $68 million decreased $5 million from the second quarter 2011, primarily driven by lower non-financing interest expense.

Notes

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.
(3)	Represents revenues from color devices and is a subset of total revenues and excludes Global Imaging Systems (“GIS”) color revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended June 30, 2012 and 2011:

	Three Months Ended
	June 30,
(in millions)	2012	2011	Change

Net cash provided by operating activities	$228	$347	$(119)
Net cash used in investing activities	(98)	(215)	117
Net cash used in financing activities	(827)	(39)	(788)
Effect of exchange rate changes on cash and cash equivalents	(3)	5	(8)

(Decrease) increase in cash and cash equivalents	(700)	98	(798)
Cash and cash equivalents at beginning of period	1,514	1,000	514

Cash and Cash Equivalents at End of Period	$814	$1,098	$(284)

Cash Flows from Operating Activities

Net cash provided by operating activities was $228 million in the second quarter 2012. The $119 million decrease in cash from second quarter 2011 was primarily due to the following:

•	$79 million decrease due to the timing of contributions to our defined benefit pension plans.

•

$76 million decrease related to higher accounts receivable primarily due to growth in services revenue and a reduction in the use of prompt pay discounts partially offset by an increase in sales of accounts receivable.

•	$31 million decrease from derivatives primarily due to the absence of the early termination of certain interest rate swaps.

•	$46 million increase due to higher net run-off of finance receivables as a result of lower equipment sales.

•	$19 million increase due to lower restructuring payments.

Cash Flows from Investing Activities

Net cash used in investing activities was $98 million in the second quarter 2012. The $117 million decrease in the use of cash from second quarter 2011 was primarily due to the following:

•	$94 million decrease primarily due to the 2011 acquisitions of Unamic/HCN for $55 million and five smaller acquisitions for an aggregate of $37 million.

•	$20 million decrease due to lower capital expenditures (including internal use software).

Cash Flows from Financing Activities

Net cash used in financing activities was $827 million in the second quarter 2012. The $788 million increase in the use of cash from second quarter 2011 was primarily due to the following:

•

$1,145 million increase from net debt activity. Second quarter 2012 reflects payments of $1.1 billion on Senior Notes and net payments of $4 million on other debt offset by an increase of $649 million on Commercial Paper. Second quarter 2011 reflects proceeds of $1 billion from the issuance of Senior Notes offset by a decrease of $300 million in Commercial Paper and $10 million of other debt.

•	$307 million increase resulting from our share repurchase program.

•	$670 million decrease reflecting the absence of payment of our liability to Xerox Capital Trust I in connection with their redemption of preferred securities.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

	June 30,	December 31,
(in millions)	2012	2011

Total Finance receivables, net(1)	$5,916	$6,362
Equipment on operating leases, net	519	533

Total Finance Assets, net(2)	$6,435	$6,895

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2011 includes a decrease of $91 million due to currency.

The following summarizes our debt:

	June 30,	December 31,
(in millions)	2012	2011

Principal debt balance(1)	$9,061	$8,450
Net unamortized discount	(65)	(7)
Fair value adjustments	164	190

Total Debt	9,160	8,633
Less: current maturities and short-term debt	(1,099)	(1,545)

Total Long-Term Debt	$8,061	$7,088

(1)	Includes Commercial Paper of $649 million and $100 million at June 30, 2012 and December 31, 2011, respectively.

The increase in debt from December 31, 2011 is primarily driven by an increase in commercial paper due to the timing of cash flows.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

	June 30,	December 31,
(in millions)	2012	2011

Financing Debt(1)	$5,631	$6,033
Core Debt	3,529	2,600

Total Debt	$9,160	$8,633

(1)

Financing debt includes $5,177 million and $5,567 million as of June 30, 2012 and December 31, 2011, respectively, of debt associated with Total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivables

We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended June 30,
(in millions)	2012	2011

Accounts receivable sales	$1,215	$819
Deferred proceeds	256	103
Fees associated with sales	6	5
Estimated increase to operating cash flows(1)	169	29

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2012 second quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects.

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

In 2012 and 2011 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

In 2011, we also adjusted for the loss on early extinguishment of liability given the discrete, unusual or infrequent nature of this item on our results of operations for the period. We believe exclusion of this item allows investors to better understand and analyze the results for the period as compared to prior periods as well as expected trends in our business.

We also calculate and utilize an operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain expenses. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily composed of non-financing interest expense and also includes the loss on early extinguishment of liability mentioned above. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended		Three Months Ended
	June 30, 2012		June 30, 2011
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$309	$0.22	$319	$0.22

Adjustments:
Amortization of intangible assets	51	0.04	54	0.04
Loss on early extinguishment of liability	—		20	0.01

Adjusted	$360	$0.26	$393	$0.27

Weighted average shares for adjusted EPS(1)		1,393		1,465

Fully diluted shares at June 30, 2012(2)		1,366

(1)        Average shares for the calculation of adjusted EPS for the second quarter 2012 were 1,393 million and include 27 million shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend of $6 million is excluded. Second quarter 2011 shares of 1,465 million also include the 27 million shares associated with the Series A convertible preferred stock and the related quarterly dividend of $6 million was excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

(2)       Represents common shares outstanding at June 30, 2012 as well as shares associated with our Series A convertible stock plus dilutive common shares as used for the calculation of adjusted earnings per share for three months ended June 30, 2012.

Guidance:

Earnings Per Share
	Q3 2012	FY 2012

GAAP EPS	$0.20 - $0.22	$0.92 - $0.97

Adjustments:
Amortization of intangible assets	0.04	0.15

Adjusted EPS	$0.24 - $0.26	$1.07 - $1.12

Effective Tax reconciliation:

	Three Months Ended			Three Months Ended
	June 30, 2012			June 30, 2011
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported	$351	$66	18.8%	$401	$108	26.9%

Adjustments:
Amortization of intangible assets	82	31	—	87	33
Loss on early extinguishment of liability	—	—	—	33	13

Adjusted	$433	$97	22.4%	$521	$154	29.6%

Operating Income / Margin reconciliation:

	Three Months Ended			Three Months Ended
	June 30, 2012			June 30, 2011
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income	$351	$5,541	6.3%	$401	$5,614	7.1%
Adjustments:
Amortization of intangible assets	82			87
Xerox restructuring charge (credit)	29			(9)
Other expenses, net	74			104

Adjusted Operating	$536	$5,541	9.7%	$583	$5,614	10.4%

Equity in net income of unconsolidated affiliates	31			34
Loss on early extinguishment of liability	—			33
Fuji Xerox restructuring charge	6			4
Other expenses, net*	(75)			(105)

Segment Profit/Revenue	$498	$5,541	9.0%	$549	$5,614	9.8%

* Includes rounding adjustments.

Services Revenue Breakdown:

Services Segment:	Three Months Ended June 30,
(in millions)	2012	2011	Change		Constant Currency Change
Business Processing Outsourcing	$1,606	$1,504	7%		8%
Document Outsourcing	900	876	3%		6%
Information Technology Outsourcing	344	316	9%		9%
Less: Intra-Segment Eliminations	(44)	(24)	*		*

Total Revenue—Services	$2,806	$2,672	5%		7%

Segment Profit—Services	$298	$322	(7%)

Segment Margin—Services	10.6%	12.1%	(1.5	) pts

*	Percent change not meaningful.

Note:	ITO growth includes 3 pts of growth from intercompany services which is eliminated in total services.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Basic Earnings per Share:

Net income attributable to Xerox	$309	$319	$578	$600
Accrued Dividends on preferred stock	(6)	(6)	(12)	(12)

Adjusted net income available to common shareholders	$303	$313	$566	$588

Weighted average common shares outstanding	1,333,942	1,402,206	1,333,927	1,401,065

Basic Earnings per Share	$0.23	$0.22	$0.42	$0.42

Diluted Earnings per Share:
Net income attributable to Xerox	$309	$319	$578	$600
Accrued Dividends on preferred stock	(6)	(6)	(12)	(12)
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income available to common shareholders	$303	$313	$567	$589

Weighted average common shares outstanding	1,333,942	1,402,206	1,333,927	1,401,065
Common shares issuable with respect to:
Stock options	5,759	11,698	6,366	12,485
Restricted stock and performance shares	24,506	22,000	23,028	20,903
Convertible preferred stock	—	—	—	—
Convertible securities	1,992	1,992	1,992	1,992

Adjusted weighted average common shares outstanding	1,366,199	1,437,896	1,365,313	1,436,445

Diluted Earnings per Share	$0.22	$0.22	$0.41	$0.41

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	41,732	53,745	41,125	52,958
Restricted stock and performance shares	17,316	15,892	18,794	16,989
Convertible preferred stock	26,966	26,966	26,966	26,966
Convertible Securities	—	—	—	—

	86,014	96,603	86,885	96,913

Dividends per Common Share	$0.0425	$0.0425	$0.0850	$0.0850

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended June 30,
(in millions)	2012	2011
Segment Profit	$498	$549
Reconciling items:
Restructuring and asset impairment charges	(29)	9
Restructuring charges of Fuji Xerox	(6)	(4)
Amortization of intangible assets	(82)	(87)
Loss on early extinguishment of liability	—	(33)
Equity in net income of unconsolidated affiliates	(31)	(34)
Other	1	1

Pre-Tax Income	$351	$401

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Technology, and Other.

Services:

The Services segment comprises three service offerings:

•      Business Process Outsourcing, which includes Xerox’s historic Business Process Outsourcing services.

•      Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

•      Information Technology Outsourcing.

Technology:

The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

•      “Entry”, which includes A4 devices and desktop printers.

•      “Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

•      “High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items.